FOR IMMEDIATE RELEASE


CONTACT:  Steven F. Groth, Chief Financial Officer
          (212) 599-8000


        FINANCIAL FEDERAL CORPORATION ANNOUNCES EARNINGS
          FOR THE FISCAL QUARTER ENDED OCTOBER 31, 2003
          ---------------------------------------------


New York, NY: December 4, 2003 - Financial Federal Corporation ("FIF" - NYSE), announced net earnings of $7.2 million for the quarter ended October 31, 2003, a 14% decrease from the $8.3 million earned for the quarter ended October 31, 2002. Diluted earnings per share decreased by 13% to $0.39 from $0.45.
Finance receivables originated during the quarter totaled $170 million. Finance receivables outstanding decreased by less than 1% to $1.41 billion at October 31, 2003 from $1.42 billion at July 31, 2003.

Net earnings for the quarter ended October 31, 2002 includes a $1.1 million after-tax loss from the redemption of convertible debt that reduced diluted earnings per share by $0.06. Without this loss, net earnings for the quarter ended October 31, 2002 was $9.4 million and diluted earnings per share was $0.51.
These amounts are non-GAAP financial measures that management believes are useful to investors in comparing the Company's operating results for fiscal 2004 to fiscal 2003. Net earnings and diluted earnings per share for the quarter ended October 31, 2003 each decreased by 24% with this fiscal 2003 loss excluded.

Net charge-offs were $3.7 million or 1.05% (annualized) of average finance receivables compared to 1.11% in the preceding quarter and 0.41% in the first quarter of fiscal 2003. Non-performing assets were 3.8% of total finance receivables at October 31, 2003 compared to 4.4% at July 31, 2003 and 4.2% at October 31, 2002. Delinquent receivables (60 days or more past due) were 2.1% of total finance receivables at October 31, 2003 compared to 1.6% at July 31, 2003 and 1.9% at October 31, 2002.

Paul R. Sinsheimer, CEO, commented "Consistent with overall commercial loan activity in the country, demand for the Company's services remained weak during the quarter. With sufficient liquidity available and historically low leverage, the Company is structured to produce higher levels of loan originations. We are patiently optimistic that demand for our services will increase."

Steven F. Groth, CFO, remarked "Higher collection costs and the incremental costs of operating as a public company in today's environment accounted for the increase in operating expenses reported in the attached income statement. A decline in non-performing assets should cause a reduction in future collection costs. Although delinquencies rose, their level compares favorably to other finance companies. Other credit quality statistics, such as repossessions, non-accruals and charge-offs, continued to trend favorably."



Financial Federal Corporation specializes in financing industrial and commercial equipment through installment sales and leasing programs for manufacturers, dealers and end users nationwide. For additional information, please visit the Company's website at www.financialfederal.com.

                             -more-



          CONDENSED CONSOLIDATED UNAUDITED INCOME STATEMENTS
               (In thousands, except per share amounts)

======================================================================
Three Months Ended October 31,                    2003            2002
======================================================================
Finance income                                 $30,232         $34,971
Interest expense                                 8,653          12,378
----------------------------------------------------------------------
   Net finance income before provision for
     credit losses on finance receivables       21,579          22,593
Provision for credit losses on finance
  receivables                                    3,550           1,550
----------------------------------------------------------------------
   Net finance income                           18,029          21,043
Salaries and other expenses                      6,288           5,556
Loss on redemption of convertible debt              --           1,737
----------------------------------------------------------------------
   Earnings before income taxes                 11,741          13,750
Provision for income taxes                       4,589           5,477
----------------------------------------------------------------------
     NET EARNINGS                              $ 7,152         $ 8,273
======================================================================
Earnings per common share:
     Diluted                                     $0.39           $0.45
======================================================================
     Basic                                       $0.39           $0.47
======================================================================
Number of shares used:
     Diluted                                    18,519          18,794
======================================================================
     Basic                                      18,117          17,760
======================================================================



            CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS
                             (In thousands)


=====================================================================
                               October 31,     July 31,   October 31,
                                      2003         2003          2002
=====================================================================
ASSETS
Finance receivables             $1,405,343   $1,415,489    $1,438,465
Allowance for credit losses        (23,592)     (23,754)      (24,227)
---------------------------------------------------------------------
   Finance receivables-net       1,381,751    1,391,735     1,414,238
Cash                                 8,234        8,015         8,295
Other assets                        19,607       26,332        27,779
---------------------------------------------------------------------
TOTAL ASSETS                    $1,409,592   $1,426,082    $1,450,312
=====================================================================

LIABILITIES
Debt                            $1,021,575   $1,042,276    $1,075,051
Other liabilities and
  deferred taxes                    61,786       67,410        82,098
---------------------------------------------------------------------
   Total liabilities             1,083,361    1,109,686     1,157,149

STOCKHOLDERS' EQUITY               326,231      316,396       293,163
---------------------------------------------------------------------
TOTAL LIABILITIES AND EQUITY    $1,409,592   $1,426,082    $1,450,312
=====================================================================


This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Readers are referred to the most recent reports on Forms 10-K and 10-Q filed by the Company with the Securities and Exchange Commission that identify such risks and uncertainties.

                               ###